Exhibit 99

For Immediate Release
November 23, 1999

                                 NEWS RELEASE
                                 ------------

Steven R. Lewis                            Earl T. Kissell
President and Chief Executive Officer      President and Chief Executive Officer
First Place Financial Corp.                Ravenna Savings Bank
185  E. Market Street                      218 West Main Street
Warren, OH 44482                           Ravenna, OH 44266
(330) 373-1221                             (330) 296-3874


                        First Place Financial Corp. and
                Ravenna Savings Bank Sign Definitive Agreement


     Warren, Ohio -First Place Financial Corp. (Nasdaq National Market "FPFC") and Ravenna Savings Bank jointly announced today the signing of a definitive agreement for the acquisition of Ravenna by First Place. FPFC, the holding company for First Federal Savings and Loan Association of Warren, is headquartered in Warren and specializes in community banking through eleven full service offices located in Trumbull and Mahoning Counties as well as six loan production offices located throughout northeast Ohio. Ravenna has five offices located in Portage, Summit and Medina Counties. Upon completion of the merger, Ravenna Savings Bank will be merged into First Federal Savings and Loan Association of Warren.

     Under the terms of the agreement, FPFC will exchange 2,033 shares (the "Exchange Ratio") of its common stock for each of the 1,000 outstanding shares of Ravenna Savings Bank stock. Based on FPFC's closing price of $11.50 on November 22, 1999 and assuming the exercise of all of Ravenna Savings Bank's 30 outstanding options, the transaction would be valued at $24.08 million.

     Depending on market conditions, FPFC may elect to repurchase up to 100 percent of the shares to be issued in the transaction. FPFC has already received permission from the Office of Thrift Supervision (OTS) to conduct these open market purchases. Additionally, FPFC will immediately begin the 5 percent stock repurchase program previously announced on July 28, 1999. Based on projected cost savings and the repurchase of stock issued in the transaction, FPFC expects the transaction to be accretive to earnings in the first year.

     The merger, which will be accounted for as a purchase, is expected to be consummated in the second quarter of 2000, pending approval by Ravenna's Shareholders, regulatory approval and other customary conditions of closing. The transaction is expected to be a "tax-free" reorganization for federal income tax purposes.

     If the average daily closing price of FPFC for the twenty consecutive trading days ending five trading days prior to closing is less than $9.00 and FPFC's stock has underperformed the SNL Thrift Index over the same period, Ravenna Savings Bank will have the right to terminate the agreement. However, should this occur, FPFC will have the option to increase the Exchange Ratio so that Ravenna's shareholders will receive $18,400 per share in equivalent value of FPFC stock.

     At September 30, 1999, Ravenna Savings Bank had total assets of $200.1 million, deposits of $123.2 million and shareholders' equity of $12.0 million. For the quarter ended September 30, 1999, Ravenna Savings Bank reported net income of $466,000 with an annualized return on assets of 0.94 percent and a return on shareholders' equity of 15.24 percent.

     At September 30, 1999, FPFC had total assets of $796.0 million, deposits of $438.7 million and shareholders' equity of $152.0 million. For the quarter ended September 30, 1999, FPFC reported net income of $2.4 million with an annualized return on assets of 1.27 percent and a return on shareholders' equity of 6.21 percent.

     Steven R. Lewis, President and Chief Executive officer of FPFC stated, "We are very pleased to announce this merger with Ravenna Savings Bank. We are impressed with the way in which the management and Board of Directors has operated Ravenna Savings and served their communities over the
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years. The acquisition is consistent with our previously stated growth plans and provides First Place an opportunity to expand into attractive, high growth markets. This is an important step in our efforts to leverage our capital and improve our return on equity. We will now have a $1 billion bank that will be well positioned to pursue other growth opportunities. We look forward to welcoming Ravenna's customers and employees."

     Earl T. Kissell, President and Chief Executive Officer of Ravenna Savings Bank, stated, "We believe that this transaction will benefit our shareholders, customers, employees and community. Our shareholders will realize significant benefits from the increased liquidity and market value this combination provides. First Place is one of northeast Ohio's premier community financial institutions and offers a broad array of products that meet the needs of our customers. Also, our employees will have the opportunity to grow and prosper as part of a larger company. As part of First Place we will be in a stronger competitive position in the years ahead."

     McDonald Investments Inc. is serving as Ravenna Savings Bank's financial advisor and has delivered a fairness opinion to its Board of Directors. Charles Webb and Company, a division of Keefe, Bruyette and Woods, Inc., is serving as FPFC's financial advisor and has delivered a fairness opinion to its Board of Directors.

     This presentation contains certain estimates and projections regarding the combined company following the merger. These estimates and projections constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the mergers cannot be fully realized or realized within the expected time frame; (2) revenues following mergers are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration; (5) changes in the interest rate environment reduce net interest income; (6) general economic conditions deteriorate, eith nationally or in the states in which the combined company will be doing business; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.
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       First Place Financial Corp.'s Acquisition of Ravenna Savings Bank
                              Summary Fact Sheet

Announcement Date:       November 23, 1999

Deal Structure:          Purchase accounting
                         Tax-free exchange
                         Due diligence completed
                         Definitive agreement signed
                         $1,000,000 break-up fee

Terms:                   2,033 shares of FPFC common for each share of Ravenna
                         Savings. Ravenna has the option to terminate the transaction if FPFC's average price over the twenty day trading period ending five trading days prior to closing is below $9.00 and has also underperformed the SNL Thrift Index. FPFC would have the option of increasing the Exchange Ratio so that Ravenna's shareholders receive $18,400 per share in equivalent value of FPFC stock should this occur.

Timing: Subject to normal regulatory approval and approval by Ravenna's shareholders.
                         Closing expected in the second quarter of 2000.

Pricing:                 Aggregate transaction value/(a)/                  $24.08 million
                         Price to fully diluted book value (9/30/99)        194.7 percent
                         Price to last 12 months earnings                    14.6x
                         FPFC shares issues/(b)/                             2,093,990

                         (a)  Based upon the closing price of FPFC $11.50 on November 22,
                              1999
                         (b)  Assumes the exercise of Ravenna's 30 outstanding
                              options. FPFC intends to repurchase a portion of
                              stock to be issued in the merger in the open
                              market prior to closing.

Transaction Rationale:
----------------------

 .  Represents logical contiguous expansion into complementary, higher growth markets.
 .  Enhances FPFC's mortgage banking capabilities through Ravenna's secondary market operations.
 .  Provides FPFC the opportunity to enhance Ravenna's net interest margin through the introduction of consumer loan products and additional core deposits.
 .  Enables FPFC to more effectively utilize its excess capital and enhance return on equity as the result of Ravenna's growth potential.
 .  Provides FPFC with the ability to leverage costs of retail banking over a larger base.
 .  Results in a transaction that FPFC expects to be accretive to earnings per share in the first year.
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       First Place Financial Corp.'s Acquisition of Ravenna Savings Bank
                         Pro Forma Combined Fact Sheet
                              September 30, 1999
                       ($ In thousands except per share)

                                         FPFC       Ravenna    Pro Forma
                                     ------------  ---------  ------------
Total assets                         $   795,908   $ 200,106  $    996,014
Loans receivable " net                   491,282     150,280       641,562
Deposits                                 438,681     123,246       561,927
Shareholders' equity                     151,964      11,965       163,929
Equity/assets                               19.1%        6.0%         16.5%

Return on average assets /(a)/              1.27%       0.94%         1.12%
Return on average equity /(a)/              6.21%      15.24%         6.39%

Nonperforming assets to assets              0.23%       1.33%         0.45%
LTM net charge-offs/average loans           0.20%       0.05%         0.17%

Earnings per share /(c)/             $      0.24   $     466  $       0.22
Book value per share                 $     15.26   $  11,965  $      13.60

Shares outstanding /(b)/              11,241,250       1,000    13,335,240
Market Capitalization ($MM) /(d)/        129,274         N/A  $    153,355
Offices                                       17           5            22

(a) Annualized quarter ended September 30, 1999. Pro forma numbers do not include merger synergies or any planned open market repurchases.

(b) Pro forma number assumes exercise of Ravenna's 30 outstanding stock options and does not take into effect any planned open market repurchases.


(c) Quarter ended September 30, 1999. Pro forma numbers do not include merger synergies or any planned open market repurchases which FPFC anticipates will make the transaction accretive.

(d) Based upon FPFC closing price on November 22, 1999.